Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Second Quarter 2012 Results, Results of the Asset

Resolution Plan Implementation, and Balance Sheet Restructure

July 27, 2012 Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the Second Quarter of 2012. The three months ended June 30, 2012 was one of the most active and exciting quarters in the Company’s history. In addition to operating its core business during the quarter, the company successfully closed its $17.8 million rights offering, participated in the United States Treasury’s auction of its TARP securities, was the successful bidder for $5 million of the those securities, implemented the Asset Resolution Plan required in our Standby Purchase Agreement with our standby purchaser and now majority shareholder, Kenneth R. Lehman, and retired $40 million of the Company’s long term debt with the Federal Home Bank of Atlanta.

From a core operating earnings basis (excluding noncore income and expenses), the Company earned $747 thousand for the three month period ended June 30, 2012 compared to $628 thousand during the same period in 2011. (See table below reconciling GAAP earnings to core operating earnings.) The increase was primarily due to an increase in the net interest margin to 3.29% in the second quarter of

2012 from 3.23% in the second quarter of 2011 as interest cost decreased 29 basis points while the yield on earning assets decreased 19 basis points. Net interest income increased $43 thousand to $4.0 million for the three months ended June 30, 2012 compared to $3.9 million for the three months ended June 30, 2011.

On May 11, 2012, the Company completed its rights offering and its offering of shares to a standby investor. Stockholders exercised subscription rights to purchase 4.0 million shares offered at a subscription price of $2.00 per share, and Kenneth R. Lehman, a private investor from Arlington, Virginia, purchased 4.9 million shares at the subscription price of $2.00 per share. In total, the Company raised gross proceeds of $17.8 million before expenses. The proceeds from the rights offering and the standby purchase were used to invest in the Company’s subsidiary, First Capital Bank, to bolster its regulatory capital ratios and for general corporate purposes.

Under the Standby Purchase Agreement with Lehman, the Company was required to use all or a portion of the capital raised in the rights offering to significantly change our strategy with respect to up to $50 million of our assets, consisting primarily of other real estate owned, nonperforming loans and performing loans graded substandard or lower. During the quarter, the Company and Lehman identified $33.5 million of nonperforming and performing loans and $5.9 million of other real estate owned as targets under the agreement. We have changed our strategy to accelerate the resolution of these assets prior to December 31, 2013 in accordance with the Standby Purchase Agreement and the Asset Resolution Plan. As a result of this change in strategy, during the second quarter of 2012 nonperforming and performing loans were written down by $7.4 million and other real estate owned was written down $1.2 million. Company management feels that with the actions taken in the second quarter to accelerate the resolution of the identified assets, further significant losses in these portfolios are not expected and the Company is better positioned to be profitable in the future.

These actions had significant positive effects on the Company’s credit statistics. The Bank’s nonperforming assets dropped to $14.6 million or 3.95% of total loans at the end of the second quarter of 2012 compared to $22.8 million or 6.07% of total loans at the end of the first quarter of 2012 and $29.4 million or 7.69% of total loans at the end of the second quarter of 2011. Total adversely classified loans as a percent of Tier One Capital plus the Allowance for Loan Losses fell to 45.2% at the end of the second quarter compared to 72.0% at the end of the first quarter of 2012 and 105.3% at the end of the second quarter of 2011.

On June 13, 2012, the United States Department of the Treasury announced that it priced the secondary public offering of 10,958 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) it held in First Capital Bancorp, Inc. at $920.11 per share. The Company was notified that it was the successful bidder for the purchase of 5,434 shares of the Preferred Stock for a total purchase price of $4,999,877.74, plus accrued and unpaid dividends on the Preferred Stock. The closing of the offering occurred on June 19, 2012. As a result of its successful bid in the offering, the Company retired 5,434 of its original 10,958 of shares of Preferred Stock. The remaining preferred shares of the Preferred Stock were purchased by one or more third parties.

During the second quarter of 2012 the Company retired $40 million of Federal Home Loan Bank of Atlanta advances. The advances had an average interest rate of 3.08% representing an annual cost of approximately $1.2 million. The Company incurred prepayment penalties of approximately $2.8 million during the quarter to retire this debt; however we believe the Company’s earnings and net interest margin will see significant improvement in future periods due to the repayment of this debt.

First Capital Bancorp, Inc. Managing Director and CEO John Presley stated “The first six months of 2012 has been a critical and exciting time for shareholders, employees, customers and future customers of First Capital Bank. The hard work and sacrifice of all of us over the past 4 years was rewarded by a successful capital raise, partial repayment of our TARP funds, implementation of the Asset Resolution Plan and a balance sheet better positioned for future success.”

First Capital Bank President and CEO Bob Watts added “After four years of working through the “Great Recession,” on July 1, 2012 our employees, customers and shareholders had a fundamentally different place to work, bank and invest.”

For the quarter ended June 30, 2012 the Company had net loss of $7.8 million and net loss allocable to common shareholders of $7.9 million, or $0.99 per fully diluted share, compared to net loss of $1.3 million and net loss allocable to common shareholders of $1.5 million, or $0.51 per fully diluted share, for the same period in 2011.

Total assets at June 30, 2012, were $520.5 million, down $21.2 million, or 3.9% from December 31, 2011. Total loans, net of allowance, increased $743 thousand to $361.7 million up .2% from December 31, 2011. This was the result of new loan origination and the diminishing number of problem loans we had to deal with during the quarter. Deposits decreased $1.8 million to $438.4 million, down .40% from December 31, 2011. Our deposit strategy in the second quarter was focused on decreasing noncore funding sources and single service CD relationships and increasing noninterest-bearing deposits accounts, which increased $3.6 million or 10.3% from December 31, 2011.

For the three months ended June 30, 2012, pre-provision, pre-tax earnings less noncore income and expenses were $747 thousand as compared to $628 thousand for the three months ended June 30, 2011, an 18.9% increase from the quarter ended June 30, 2011.

	Three Months Ended June 30,
	2012	2011

Net loss	$(7,779)	$(1,341)
Income tax benefit	(4,056)	(755)
Provision for loan losses	8,310	3,147

Pre tax pre provision income (loss)	(3,525)	1,051

Noncore operating items:
FHLB prepayment penalty	2,755	—
Write-off OREO	1,517	200
Gain sale of securities	—	(623)

Total noncore operating items	4,272	(423)

Core Operating Earnings	$747	$628

.

As a result of implementing the Asset Resolution Plan, the provision for loan losses amounted to $8.3 million for the three months ended June 30, 2012 compared to $3.1 million for the same period in 2011. For the quarter ended June 30, 2012 the Company had net charge-offs of $9.1 million. The allowance for loan losses ended the quarter at 1.97% of total loans compared to 2.65% at the end of the same period in 2011. We believe the implementation of the Asset Resolution Plan will allow us to return our focus to serving customers and bringing in new relationships.

The following table reflects details related to asset quality and allowance for loan losses of the Bank:

	June 30,	December 31,	June 30,
	2012	2011
	(Dollars in thousands)
Nonaccrual loans	$9,778	$17,691	$21,844
Loans past due 90 days and accruing interest	—	—	50

Total nonperforming loans	9,778	17,691	21,894
Other real estate owned	4,787	7,646	7,534

Total nonperforming assets	$14,565	$25,337	$29,428

Allowance for loan losses to period end loans	1.97%	2.51%	2.65%
Nonperforming assets to total loans & OREO	3.90%	6.71%	7.54%
Nonperforming assets to total assets	2.80%	4.68%	5.60%
Allowance for loan losses to nonaccrual loans	74.18%	52.41%	46.48%

	Three Months Ended
	June 30,	December 31,	June 30,
	2012	2011
Allowance for loan losses
Beginning balance	$8,002	$9,025	$10,570
Provision for loan losses	8,310	868	3,146
Net charge-offs	9,059	622	3,563

Ending balance	$7,253	$9,271	$10,153

Total Risk Based Capital at June 30, 2012, was 13.67%, 367 basis points above the regulatory minimum for well capitalized institutions. Tier One Risk Based Capital at June 30, 2012, was 12.11%. Additionally, tangible common equity increased to 7.72% at the end of the second quarter of 2012 compared to 5.79% at the end of the first quarter of 2012, due to the capital raised in the rights offering and aforementioned activities.

The following table reflects the regulatory capital ratios of the Company as of June 30, 2012 and December 31, 2011.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2012
Total capital to risk weighted assets
Consolidated	$53,482	13.67%	$31,288	8.00%	$39,110	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$47,364	12.11%	$15,644	4.00%	$23,466	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$47,364	8.86%	$21,376	4.00%	$26,719	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2011
Total capital to risk weighted assets
Consolidated	$51,321	13.17%	$31,179	8.00%	$38,974	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$45,195	11.60%	$15,589	4.00%	$23,384	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$45,195	8.37%	$21,591	4.00%	$26,989	5.00%

The Bank currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Selected Operating Data:

Interest income	$5,785	$6,056	$11,604	$12,351
Interest expense	1,804	2,118	3,693	4,301

Net interest income	3,981	3,938	7,911	8,050
Provision for loan losses	8,310	3,147	8,875	3,847
Noninterest income	388	217	700	416
Securities gains	—	623	27	644
Noninterest expense	7,894	3,727	11,286	6,729

(Loss) before income tax	(11,835)	(2,096)	(11,523)	(1,466)
Income tax (benefit)	(4,056)	(755)	(4,048)	(577)

Net (loss)	$(7,779)	$(1,341)	$(7,475)	$(889)

Less: Preferred dividends	$129	$170	$266	$340

Net (loss) available to common shareholders	$(7,908)	$(1,511)	$(7,741)	$(1,229)

Basic and diluted net loss per common share	$(0.99)	$(0.51)	$(1.42)	$(0.41)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Balance Sheet Data:

Total assets	$520,529	$525,766	$520,529	$525,766
Loans, net	361,712	372,558	361,712	372,558
Deposits	438,417	415,883	438,417	415,883
Borrowings	33,081	63,297	33,081	63,297
Stockholders’ equity	45,607	43,413	45,607	43,413
Book value per share	$3.38	$11.05	$3.38	$11.05
Tangible Common Equity to Assets	7.72%	6.24%	7.72%	6.24%
Total shares outstanding	11,885	2,971	11,885	2,971

Asset Quality Ratios
Allowance for loan losses	$7,253	$10,153	$7,253	$10,153
Nonperforming assets	14,565	29,428	14,565	29,428
Net charge-offs	9,059	3,563	10,893	4,730
Net charge-off to average loans	2.39%	0.91%	2.89%	1.20%
Allowance for loan losses to period end loans	1.97%	2.65%	1.97%	2.65%
Nonperforming assets to total loans & OREO	3.90%	7.54%	3.90%	7.54%

Selected Performance Ratios:
Return on average assets	-5.83%	-1.03%	-2.81%	-0.34%
Return on average equity	-61.99%	-12.07%	-32.87%	-4.06%
Net interest margin (tax equivalent basis)	3.29%	3.23%	3.23%	3.27%